                                                                     EXHIBIT 1.1


                               PRICING AGREEMENT

                                                               November 7, 1995

Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Dear Sirs:

  Champion International Corporation (the "Company") proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 29, 1995 (the "Underwriting Agreement"), between the Company on the one hand and Goldman, Sachs & Co. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Unless otherwise provided herein, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except (a) that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Prospectus in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement and (b) for an increase in common stock outstanding since June 30, 1995 from 92,055,022 shares to 96,511,602 shares on October 31, 1995 due primarily to the issuance of common stock upon the conversion of the Company's 6 1/2% Convertible Subordinated Debentures due April 15, 2011. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

  An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed, or in the case of a supplement mailed for filing, with the Commission.

  Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

  If the foregoing is in accordance with your understanding, please sign and return to us 8 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this
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letter and such acceptance hereof, including the provisions of the
Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among
Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                          Very truly yours,

                                          Champion International Corporation

                                          By: /s/ Frank Kneisel
                                              ..................................

Accepted as of the date hereof:

Salomon Brothers Inc

By: /s/ Pamela Kendall
    ...................................

Name:   Pamela Kendall

Title:  Vice President

Goldman, Sachs & Co.

/s/ Goldman, Sachs & Co.
 .....................................
       (Goldman, Sachs & Co.)

On behalf of each of the Underwriters

                                   SCHEDULE I

                                                             PRINCIPAL AMOUNT OF
                                                                 DEBENTURES
                                                                    TO BE
             UNDERWRITER                                          PURCHASED
             -----------                                          ---------
       Salomon Brothers Inc.................................    $ 85,000,000
       Goldman, Sachs & Co..................................      85,000,000
       J.P. Morgan Securities Inc. .........................      20,000,000
       UBS Securities Inc. .................................      10,000,000
                                                                ------------
           Total............................................    $200,000,000
                                                                ============

                                  SCHEDULE II

Title of Designated Securities:

  7.35% Debentures due November 1, 2025 (the "Debentures")

Aggregate principal amount:

  $200,000,000

Price to Public:

  99.452% of the principal amount of the Debentures, plus accrued interest from November 10, 1995

Purchase Price by Underwriters:

  98.577% of the principal amount of the Debentures, plus accrued interest from November 10, 1995

Specified funds for payment of purchase price:

  Same-day Funds

Indenture:

  Indenture, dated as of May 1, 1992, between the Company and Chemical Bank, as Trustee

Maturity:

  November 1, 2025

Interest Rate:

  7.35%

Interest Payment Dates:

  May 1 and November 1

Redemption Provisions:

  The Debentures will be redeemable as a whole or in part, at the option of the Company at any time on or after November 1, 1996, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Debentures discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the "Treasury Rate" (as defined in the prospectus supplement relating to the Debentures) plus 25 basis points, plus in each case accrued interest thereon to the date of the redemption.

Sinking Fund Provisions:

  No sinking fund provisions

Time of Delivery:

  November 10, 1995, at 9:30 a.m.

Closing Location: Sullivan & Cromwell
              250 Park Avenue
              New York, New York 10077

Names and addresses of Representatives:

              Salomon Brothers Inc          Goldman, Sachs & Co.
              Seven World Trade Center      85 Broad Street
              New York, New York 10048      New York, New York 10004

Other Terms

  The Debentures will settle in the Same-Day Funds Settlement System of The Depository Trust Company.

                                     II-2